Exhibit 15.4

1810 Chapel Avenue West Suite 200 Cherry Hill, N.J. 08002 (856) 382-8550 www.lexnovalaw.com	Markley S. Roderick, Esquire Member of the NJ and PA Bar Direct Dial (856) 382-8402 mroderick@lexnovalaw.com

August 4, 2021

Filed Via EDGAR with copy by email

Division of Corporation Finance

Office of Finance

Securities and Exchange Commission

Washington, D.C. 20549

Re:	AHP Title Holdings LLC
Amendment No. 4 to Offering Statement on Form 1-A
Filed on July 21, 2021
File No. 024-11415

Dear Sir/Madam:

This is in response to your letter of July 29, 2021. We have copied below the comments from your letter and provided the company’s response below each comment.

Also enclosed are clean and blacklined versions of the Offering Statement, reflecting the changes we have made in response to your comments.

Your Comment #1 – Amendment No. 4 to Offering Statement on Form 1-A

General

Please refer to your disclosure on page 14. We note that you provide market data for the mortgage loan industry dating back to November 2020 and some statistics dating back to 2013. Please revise to update statistical information to the most recent practical date or advise.

Our Response:

The disclosures have been revised.

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Your Comment #2 – Summary of Our Business and Offering, page 1

We note your response to our prior comment 3 and reissue in part. In your response you state that you plan to pay the 7% return to investors and then return investors’ capital. Please revise your disclosure to make this clarification as you have done in your response. It is helpful to provide illustrative examples and calculations, as you have in your response letter to us. In addition, to the extent the shares will be cancelled once the initial investment and the 7% interest have been repaid, please revise your disclosure accordingly. Finally, remove the reference to a 10% return found on page 32, where you say that there is “no guarantee that [you] will have enough money to pay Investors a 10% return” because it does not appear that you plan to pay a 10% return, but a 7% return as stated in other sections of the offering statement.

Our Response:

We have tried to make the description clearer and added examples.

Your Comment #3 – Continuing Role of ANTIC, page 24

We note that the original term of your “Master Services Agreement” described on pages 24-25 was set to expire on July 24, 2021. Please update our disclosure as it relates to this agreement or advise.

Our Response:

We have updated the disclosure.

Your Comment #4 – Steps to Engage in Business, page 26

Please update your disclosure as it relates to the application approval by the New Hampshire Insurance Department referenced on page 26 or advise.

Our Response:

We have updated the disclosure.

Your Comment #5 – Past Performance: Our Track Record So Far, page 30

We note your response to our prior comment 7 and reissue in part because you have not made any revisions in your offering statement. Please remove the detailed discussions of the past business activities of your affiliates. We also note your reference to SEC Industry Guide 5, which applies to real estate limited partnerships and does not appear to apply to your described business.

Our Response:

We have revised the disclosure per our telephone conversation.

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Your Comment #6 – Price of Series A Preferred Stock, page 32

We note your disclosure that you “may increase or decrease the price to reflect changes in the value of [your] assets and the amount of [your] liabilities.” At-the-market offerings are not permitted under Regulation A. Please revise throughout the offering statant to fix the price for the duration of the offering. Refer to Rule 251(d)(3)(ii) of Regulation A.

Our Response:

We have revised the disclosure per our telephone conversation.

Your Comment #7 – Signatures, page 58

We note your response to our prior comment 10 and reissue. It appears that Craig Lindauer is both your Chief Financial Officer and principal accounting officer. However, the second signature section only lists his title as the “Chief Financial Officer.” If a person in acting in more than one capacity, please indicate each capacity in which he signs.

Our Response:

We have added the designation of “Principal Accounting Officer.”

*****

Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

Lex Nova Law, LLC

/s/ Mark Roderick

Markley S. Roderick

MSR/jae

Enclosure

cc:    Jorge Newbery (w/o encl.)

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